As filed with the Securities and Exchange

Commission on

August 11, 2000

Registration No. 333-______________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

THE AUXER GROUP, INC.

(Exact name of issuer as specified in its

charter)

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Delaware	22-3537927
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)




12 Andrews Drive, West Paterson, New Jersey (Address of Principal Executive Offices)	07424 (Zip Code)

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Consulting

Shares Issued For Services

(Full title of the Plan)

Eugene Chiaramonte, Jr., President and CEO

The Auxer Group, Inc.

12 Andrews Drive

West Paterson, New Jersey 07424

(Name and address of agent for service)

(973) 890-4925

copies to:

Richard I. Anslow & Associates

4400 Route 9, 2nd Floor

Freehold, NJ 07728

(732) 409-1212

Approximate date of commencement of proposed sale

to the public: Upon the effective date of this

Registration Statement.

If any of the securities being registered on this

Form are to be offered on a delayed or continuous

basis pursuant to Rule 415 under the Securities

Act of 1933, other than securities offered only

in connection with dividend or interest

reinvestment plans, check the following line: []

If this Form is filed to register additional

securities for an offering pursuant to Rule

462(b) under the Securities Act, please check the

following box and list the Securities Act

registration statement number of the earlier

effective registration statement for the same

offering. [ ]

If this Form is a post-effective amendment filed

pursuant to Rule 462(c) under the Securities Act,

please check the following box and list the

Securities Act registration statement number of

the earlier effective registration statement for

the same offering. [ ]

If delivery of the prospectus is expected to be

made pursuant to Rule 434, please check the

following box. [ ]

CALCULATION OF REGISTRATION FEE


Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)(2)	Proposed maximum aggregate offering price	Amount of registration fee (1)
Common Stock, $.001 par value	17,500,000 (3)	$0.078	$1,365,000	$360.36



(1) The fee with respect to these shares has

been calculated pursuant to Rules 457(h) and

457(c) under the Securities Act of 1933 and based

upon the average of the last price per share of

the Registrant's Common Stock on August 10, 2000,

a date within five (5) days prior to the date of

filing of this Registration Statement, as

reported by the OTC Electronic Bulletin Board.

(2) Estimated solely for the purpose of

calculating the registration fee.

(3) This Registration Statement covers

17,500,000 shares of the Company's Common Stock

issued to Mark Neuhaus. The Company previously

registered shares for Mr. Neuhaus under an S-8

Registration Statement filed on May 25, 2000.

Exhibit 4.1 of this Registration Statement is an

amended consulting agreement between Mr. Neuhaus

and the Company and includes issuance of the

17,500,000 shares being registered herein.

Documents Incorporated by Reference X Yes No

PART II

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by

reference in this Registration Statement and made

a part hereof:

(a) General Form For Registration of

Securities of Small Business issuer on Form 10-SB

and all Exhibits thereto filed pursuant to

Section 12(g) of the Exchange Act of 1934, as

amended (the "1934 Act") (File No. 000-30440);

(b) The Company's Quarterly Report on Form 10-

QSB for the quarter ended March 31, 2000 filed

pursuant to Section 15(d) of the 1934 Act.

(c) All other documents filed by the Company

after the date of this Registration Statement

under Section 13(a), 13(c), 14 and 15(d) of the

1934 Act, after the date hereof and prior to the

filing of a post-effective amendment to the

Registration Statement which indicates that all

securities offered have been sold or which

deregisters all securities then remaining in the

Registration Statement and to be part thereof

from the date of filing of such documents.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interest of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and

Officers.

The Certificate of Incorporation and By-laws of

the Company provide that the Company shall

indemnify to the fullest permitted by Delaware

law any person whom it may indemnify thereunder,

including directors, officers, employees and

agents of the Company. Such indemnification

(other than as ordered by a court) shall be made

by the Company only upon a determination that

indemnification is proper in the circumstances

because the individual met the applicable

standard of conduct i.e., such person acted in

good faith and in a manner he reasonably believed

to be in or not opposed to the best interest of

the Company. Advances for such indemnification

may be made pending such determination. Such

determination shall be made by a majority vote of

a quorum consisting of disinterested directors,

or by independent legal counsel or by the

stockholders. In addition, the Certificate of

Incorporation provides for the elimination, to

the extent permitted by Delaware law, of personal

liability of directors to the Company and its

stockholders for monetary damages for breach of

fiduciary duty as directors.

The Company has also agreed to indemnify each

director and executive officer pursuant to an

Indemnification Agreement with each such director

and executive officer from and against any and

all expenses, losses, claims, damages and

liability incurred by such director or executive

officer for or as a result of action taken or not

taken while such director or executive officer

was acting in his capacity as a director,

officer, employee or agent of the Company. The

obligations of the Company for indemnification is

limited to the extent provided in the Delaware

Business Corporation Act and is also limited in

situations where, among others, the indemnitee is

deliberately dishonest, gains any profit or

advantage to which he is not legally entitled or

is otherwise indemnified.

Insofar as indemnification for liabilities

arising under the Securities Act of 1933, as

amended (the "1933 Act") may be permitted to

directors, officers and controlling persons of

the Company pursuant to the foregoing provisions,

or otherwise, the Company has been advised that

in the opinion of the Securities and Exchange

Commission such indemnification is against public

policy as expressed in the Securities Act and is,

therefore, unenforceable. In the event that a

claim for indemnification against such

liabilities (other than the payment by the

Company of expenses incurred or paid by a

director, officer or controlling person of the

Company in the successful defense of any action,

suit or proceeding) is asserted by such director,

officer or controlling person in connection with

the securities being registered, the Company

will, unless in the opinion of its counsel the

matter has been settled by controlling precedent,

submit to a court of appropriate jurisdiction the

question of whether such indemnification by it is

against public policy as expressed in the

Securities Act and will be governed by the final

adjudication of such issue.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Number Description

4.1 Consulting Agreement dated May 20, 2000 and

amended on August 3, 2000 between the Company and

Mark Neuhaus.

5.1 Consent and Opinion of Richard I. Anslow &

Associates.

23.1 Consent of Edelman and Kalosieh, Certified

Public Accountants, P.A.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which

offers or sales are being made, a post-effective

amendment to this Registration Statement:

(a) To include any prospectus required by

Section 10(a)(3) of the Securities Act of 1933.

(b) To reflect in the prospectus any facts or

events arising after the effective date of the

Registration Statement (or the most recent post-

effective amendment thereof) which, individually

or in the aggregate, represent a fundamental

change in the information set forth in the

Registration Statement; and

(c) To include any material information with

respect to the plan of distribution not

previously disclosed in the Registration

Statement or any material change to such

information in the Registration Statement.

Provided, however, that paragraphs (1)(a) and

(1)(b) do not apply if the Registration Statement

is on Form S-3 or Form S-8 and the information

required to be included in a post-effective

amendment by this paragraphs is contained in

periodic reports filed by the Registrant pursuant

to Section 13 or Section 15(d) of the 1934 Act

that are incorporated by reference in the

Registration Statement.

(2) That, for the purpose of determining any

liability under the 1933 Act, each such post-

effective amendment shall be deemed to be a new

registration statement relating to the securities

offered therein, and the offering of such

securities at that time shall be deemed to be the

initial bona fide offering thereof.

(3) To remove from registration by means of

a post-effective amendment any of the securities

being registered which remain unsold at the

termination of the offering.

(4) That, for purposes of determining any

liability under the 1933 Act, each filing of the

Registrant's annual report pursuant to Section

13(a) or Section 15(d) of the 1934 Act (and,

where applicable, each filing of an employee

benefit plan's annual report pursuant to Section

15(d) of the 1934 Act) that is incorporated by

reference in the Registration Statement shall be

deemed to be a new registration statement

relating to the securities offered therein, and

the offering of such securities at that time

shall be deemed to be the initial bona fide

offering thereof.

(5) To deliver or cause to be delivered with

the prospectus, to each person to whom the

prospectus is sent or given, the latest annual

report to security holders that is incorporated

by reference in the prospectus and furnished

pursuant to and meeting the requirements of Rule

14a-3 or Rule 14c-3 under the 1934 Act; and,

where interim financial information required to

be presented by Item 310(b) of Registration S-B

is not set forth in the prospectus, to deliver,

or cause to be delivered, to each person to whom

the prospectus is sent or given, the latest

quarterly report that is specifically

incorporated by reference in the prospectus to

provide such interim financial information.

(6) To deliver or cause to be delivered with

the prospectus to each employee to whom the

prospectus is sent or given, a copy of the

Registrant's annual report to stockholders for

its last fiscal year, unless such employee

otherwise has received a copy of such report, in

which case the registration shall state in the

prospectus that it will promptly furnish, without

charge, a copy of such report on written request

of the employee. If the last fiscal year of the

Registrant has ended within 120 days prior to the

use of the prospectus, the annual report of the

Registrant for the preceding fiscal year may be

so delivered, but within such 120-day period the

annual report for the last fiscal year will be

furnished to each such employee.

(7) To transmit or cause to be transmitted to

all employees participating in the Plans who do

not otherwise receive such material as

stockholders of the Registrant, at the time and

in the manner such material is sent to its

stockholders, copies of all reports, proxy

statements and other communications distributed

to its stockholders generally.

SIGNATURES

Pursuant to the requirements of the Securities

Act of 1933, the Registrant certifies that it has

reasonable grounds to believe that it meets all

of the requirements for filing on Form S-8 and

has duly caused this registration statement to be

signed on its behalf by the undersigned, there

unto duly authorized, in the Borough of West

Paterson, State of New Jersey, on August 11,

2000.

THE AUXER GROUP, INC.

BY:/s/ Euguen Chiaramonte, Jr.

Eugene Chiaramonte, Jr.

Chairman, Chief Executive

Officer and President

Pursuant to the requirements of the Securities

Act of 1933, this Registration Statement has been

signed below by the following persons on behalf

of the Registrant and in the capacities and on

the dates indicated.

Signatures Date

/s/ Eugene Chiaramonte, Jr. August 11, 2000

Eugene Chiaramonte, Jr.

Chairman, Chief Executive Officer and President

/s/ Ronald Shaver August 11, 2000

Ronald Shaver

Executive Vice President